Exhibit 99.1

Lion Biotechnologies Announces 2015 Fourth-Quarter and Year-End Financial Results

NEW YORK, NY (March 10, 2016) – Lion Biotechnologies, Inc. (Nasdaq: LBIO), a biotechnology company that is developing novel cancer immunotherapies based on tumor-infiltrating lymphocytes (TIL), today reported year-end and fourth-quarter financial results. For the fourth quarter and year ended December 31, 2015, the company reported research and development expenses of $5.1 million and $15.5 million, respectively, compared to $2.7 million and $3.8 million, respectively, for the prior year ended December 31, 2014. General and administrative expenses totaled $3.9 million and $12.4 million, respectively, for the three months and year ended December 31, 2015, compared to $2.0 million and $8.2 million, respectively, for the same periods in 2014. During the year ended December 31, 2015, the company raised $68.3 in net proceeds from the sale of its shares of common stock and received $9.7 million through the exercise of warrants. As of December 31, 2015, the company held $103.7 million in cash and short-term investments and anticipates investing between $30 million and $35 million in its research, development and operations during 2016.

Recent highlights include:

•	FDA allowance of the company’s investigational new drug application to conduct trials of LN-145 in cervical and head and neck cancers
•	Newly initiated clinical and preclinical research collaboration with MedImmune
•	Hiring of Steven A. Fischkoff, MD, as the company’s chief medical officer
•	Initiation of Phase 2 study of LN-144 for the treatment of refractory metastatic melanoma.
•	Exclusive license from NIH to develop and commercialize TIL in bladder, lung, breast and HPV-associated cancers.
•	Positive updated data from NCI’s Phase 2 study of TIL therapy in the treatment of metastatic melanoma.

“Our focus in 2015 was to raise the necessary capital, expand our license and scientific relationships, begin enrollment on a Phase 2 study and build out our management team. I am delighted that we’ve achieved success in all of these areas,” stated Elma Hawkins, Lion’s president and chief executive officer. “The infrastructure we created in 2015 will be a catalyst to the achievement of our goals for 2016, which include the initiation of additional studies of TIL both alone and in combination with other therapeutics; additional advances in manufacturing and process efficiencies; and an expansion of our TIL research platform. I am looking forward to an exciting 2016 as we continue to demonstrate the benefits of TIL therapy in the treatment of melanoma and other cancers.”

About Lion Biotechnologies

Lion Biotechnologies, Inc. is a clinical stage biotechnology company focused on the development of cancer immunotherapy products for the treatment of various cancers.  The company’s lead product candidate is an adoptive cell therapy using tumor-infiltrating lymphocytes (TIL) for the treatment of patients with refractory metastatic melanoma, and is based on a clinical Cooperative Research and Development Agreement with the National Cancer Institute. TIL therapy is also being evaluated in physician-sponsored clinical trials at MD Anderson Cancer Center and Moffitt Cancer Center. For more information, please visit http://www.lionbio.com.

Forward Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, the company’s future goals, its operating and financial performance, additional studies and product development, expansion of the company’s research platform, and market position and business strategy. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections. Risks and uncertainties include, but are not limited to, technological factors, such as technological advances or new products and patents attained by competitors; challenges and uncertainties inherent in new product development, including uncertainty of clinical success and obtaining regulatory approvals; uncertainty of commercial success for the company’s new and existing products; the ability of the company to successfully execute its strategic plans; challenges to patents; significant adverse litigation or regulatory investigation; government action, including changes to applicable laws and regulations and global health care reforms; trends toward health care cost containment; changes in behavior and spending patterns of purchasers of health care products and services. A further list and description of these risks, uncertainties and other factors can be found in Lion Biotechnologies, Inc. most recent Annual Report on Form 10-K and the company's subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov or www.lionbio.com. Any forward-looking statement made in this release speaks only as of the date of this release. Lion Biotechnologies, Inc. does not undertake to update any forward-looking statements as a result of new information or future events or developments.

Condensed Statement of Operations

(in 000s, except per share information)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014

Revenues	$-	$-	$-	$-

Costs and expenses
Research and development*	5,107	2,710	15,470	3,849
General and administrative**	3,927	1,971	12,390	8,192
Total costs and expenses	9,034	4,681	27,860	12,041

Loss from operations	(9,034)	(4,681)	(27,860)	(12,041)
Interest income	78	17	200	6
Net Loss	$(8,956)	$(4,664)	$(27,660)	$(12,035)

Net Loss Per Share, Basic and Diluted	$(0.20)	$(0.19)	$(0.62)	$(0.48)

Weighted-Average Common Shares Outstanding, Basic and Diluted	44,410	24,986	44,410	24,986

* Includes $562, $286, $2,248, and $1,144, respectively, in stock-based compensation costs

** Includes $1,569, $667, $6,275, and $2,670, respectively, in stock-based compensation costs

	December 31,	December 31,
	2015	2014

Cash, cash equivalents and short-term investments	$103,700	$44,909
Total assets	$105,653	$46,507
Stockholders' equity	$104,023	$44,845

Investor Contact:

Molly Henderson

212.946.4856